Exhibit 99.1

November 10, 2003

Dear Shareholder:

As mentioned to you at our last shareholder meeting, the Board of Directors has decided to proceed with a common stock offering to support the recent and anticipated future growth of our companies.

We presently expect that we will offer 1,350,000 shares of common stock at $11.00 per share to existing shareholders and the general public.

We anticipate filing a registration statement with the SEC in the coming weeks and that a prospectus will be sent to shareholders in early 2004.

We appreciate your continued support of our companies.

Sincerely,

/s/ Hal Giomi	/s/ Edward Allison
Hal Giomi	Edward Allison
Chairman and CEO, The Bank Holdings	Chairman, Nevada Security Bank

/s/ David A. Funk	/s/ Joe Bourdeau
David A. Funk	Joe Bourdeau
President, Nevada Security Bank	President, The Bank Holdings

This does not constitute an offer of any securities for sale.